Exhibit 99.1

American Public Education Reports Second Quarter 2014 Results

CHARLES TOWN, W. Va.--(BUSINESS WIRE)--August 5, 2014--American Public Education, Inc. (NASDAQ:APEI) – parent company of online learning provider American Public University System (APUS) and campus-based Hondros College of Nursing – announced financial results for the quarter ended June 30, 2014.

Recent Results:

  Second quarter 2014 revenues increased 6% to $85.5 million, compared to $80.9 million in the same period of 2013.
  Income from operations before interest income and income taxes in the second quarter of 2014 was $15.8 million, compared to $17.2 million in the same period of 2013.
  Net income for the second quarter of 2014 decreased to $9.8 million, or $0.56 per diluted share, compared to $10.8 million, or $0.61 per diluted share, in the same period of 2013.
  At American Public University System, net course registrations in the second quarter of 2014 decreased approximately 3% year-over-year and net course registrations by new students in the second quarter of 2014 decreased approximately 7% year-over-year.
  As of June 30, 2014, student enrollment at Hondros College of Nursing increased approximately 17% to 1,410 students, compared to 1,210 students as of June 30, 2013.
  Hondros College of Nursing announced plans to begin offering evening and weekend classes at its Columbus and Cleveland campuses for courses starting in October. In addition, the institution completed a move of its Cleveland campus to a larger, more visible and accessible nearby facility.

Financial Results:

Total revenues for the second quarter of 2014 increased 6% to $85.5 million, compared to total revenues of $80.9 million in the second quarter of 2013. Income from operations before interest income and income taxes in the second quarter of 2014 was $15.8 million, compared to $17.2 million in the second quarter of 2013. Stock-based compensation expense reduced operating income by approximately $1.3 million in the second quarter of 2014 and $1.0 million in the second quarter of 2013.

Net income for the second quarter of 2014 was $9.8 million, or $0.56 per diluted share, compared to net income of $10.8 million, or $0.60 per diluted share for the second quarter of 2013. The weighted average diluted shares outstanding for the second quarter of 2014 and 2013 were approximately 17.5 million and 17.8 million, respectively.

For the six months ended June 30, 2014, total revenues increased 6% to $174.0 million, compared to total revenues of $164.8 million in the prior year period. Income from operations before interest income and income taxes for the six months ended June 30, 2014 was $32.6 million, compared to $35.4 million in the prior year period. Stock-based compensation expense reduced each period’s operating income by approximately $2.4 million and $2.0 million, respectively.

Net income for the six months ended June 30, 2014 was $20.2 million, or $1.15 per diluted share, compared to net income of $22.1 million, or $1.23 per diluted share in the prior year period. The weighted average diluted shares outstanding for the six months ended June 30, 2014 and 2013 were approximately 17.6 million and 17.9 million, respectively.

On November 1, 2013, APEI acquired National Education Seminars, Inc. (referred to as Hondros College of Nursing); therefore the consolidated results for periods prior to November 1, 2013 do not include any results from the Hondros College of Nursing segment.

Total cash and cash equivalents as of June 30, 2014 were approximately $89.8 million with no long-term debt. Capital expenditures were approximately $9.2 million for the six months ended June 30, 2014, compared to $10.9 million in the prior year period. Depreciation and amortization was $7.8 million for the six months ended June 30, 2014, compared to $6.5 million for the same period of 2013.

In the second quarter of 2014, APEI repurchased approximately 416,000 shares of common stock and the Company’s Board of Directors recently increased the stock repurchase authorization by $15.0 million.

Enrollments and Registrations:

American Public University System
For the three months ended June 30,	2014	2013	% Change
Net Course Registrations by New Students	16,700	17,900	-7%
Net Course Registrations	96,100	99,500	-3%

For the six months ended June 30,	2014	2013	% Change
Net Course Registrations by New Students	34,400	36,900	-7%
Net Course Registrations	202,000	209,200	-3%

Hondros College of Nursing[1]
As of June 30,	2014	2013	% Change
New Student Enrollment	380	430	-12%
Total Student Enrollment	1,410	1,210	17%

Net course registrations represent the aggregate number of courses for which students remain enrolled after the date by which they may drop a course without financial penalty. Student enrollment represents the number of students enrolled in one or more courses after the date by which they may drop the course without financial penalty.

1 Hondros College of Nursing was acquired by APEI, effective November 1, 2013.

Third Quarter 2014 Outlook:

The following statements are based on American Public Education’s current expectations. These statements are forward-looking and actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements for any reason.

American Public Education anticipates third quarter 2014 consolidated revenues to be approximately flat year-over-year, compared to the prior year period of 2013. The Company expects consolidated net income of between $0.44 and $0.51 per diluted share in the third quarter of 2014.

American Public Education also expects the following results from its subsidiaries in the third quarter of 2014:

  At American Public University System, net course registrations by new students are expected to decline between 12% and 8% year-over-year and net course registrations are expected to decline between 9% and 6% year-over-year.
  At Hondros College of Nursing, new student enrollment increased by approximately 5% year-over-year in the third quarter of 2014.

Webcast:

A live webcast of the Company’s second quarter 2014 earnings conference call will be broadcast today at 5:00 p.m. Eastern time. This call will be open to listeners who log in through the Company's investor relations website, www.AmericanPublicEducation.com.

A replay of the live webcast will also be available starting approximately one hour after the conclusion of the live conference call. The replay will be archived and available to listeners for one year.

About American Public Education

American Public Education, Inc. (NASDAQ: APEI) is a leading provider of higher learning dedicated to preparing students all over the world for excellence in service, leadership and achievement. The Company offers respected, innovative and affordable academic programs and services to students, universities and partner organizations through wholly owned subsidiaries: American Public University System (APUS) and National Education Seminars Inc., which we refer to in this press release as Hondros College of Nursing. Together, these institutions serve approximately 112,000 adult learners worldwide and offer more than 97 degree programs in fields ranging from homeland security, military studies, intelligence, and criminal justice to technology, business administration, public health, nursing and liberal arts. For additional information, please visit http://AmericanPublicEducation.com.

Forward Looking Statements

Statements made in this press release regarding American Public Education, Inc., or its subsidiaries, that are not historical facts are forward-looking statements based on current expectations, assumptions, estimates and projections about American Public Education, Inc. and the industry. These forward-looking statements are subject to risks and uncertainties that could cause actual future events or results to differ materially from such statements. Forward-looking statements can be identified by words such as "anticipate", "believe", “seek”, "could", "estimate", "expect", "intend", "may", "should", "will" and "would". These forward-looking statements include, without limitation, statements regarding expected growth, expected registration and enrollments, expected revenues, expected earnings and plans with respect to the game-based learning company. Actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the various risks described in the "Risk Factors" section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other filings with the SEC. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2014	2013
	(Unaudited)

Revenues	$85,463		$80,925
Costs and expenses:
Instructional costs and services	30,197		27,207
Selling and promotional	16,982		16,045
General and administrative	18,491		17,158
Depreciation and amortization	3,958		3,312

Total costs and expenses	69,628		63,722

Income from operations before
interest income and income taxes	15,835		17,203
Interest income, net	98		88

Income before income taxes	15,933		17,291
Income tax expense	6,173		6,543
Equity investment income (loss), net of taxes	42		2

Net income	$9,802		$10,750

Net Income per common share:
Basic	0.56		0.61
Diluted	0.56		0.60

Weighted average number of
common shares:
Basic	17,367		17,646
Diluted	17,473		17,836

	Three Months Ended
Segment Information:	June 30,
	2014	2013
Revenues:
American Public Education, Inc.	$78,295		$80,925
Hondros College of Nursing	$7,168	$	NA
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$15,052		$17,203
Hondros College of Nursing	$783	$	NA

American Public Education, Inc.
Consolidated Statement of Income
(In thousands, except per share data)

	Six Months Ended
	June 30,
	2014	2013
	(Unaudited)

Revenues	$174,016		$164,765
Costs and expenses:
Instructional costs and services	61,545		55,612
Selling and promotional	34,049		32,584
General and administrative	38,015		34,637
Depreciation and amortization	7,847		6,519

Total costs and expenses	141,456		129,352

Income from operations before
interest income and income taxes	32,560		35,413
Interest income, net	179		153

Income before income taxes	32,739		35,566
Income tax expense	12,500		13,394
Equity investment income (loss), net of taxes	(1)		(46)

Net income	$20,238		$22,126

Net Income per common share:
Basic	1.16		1.25
Diluted	1.15		1.23

Weighted average number of
common shares:
Basic	17,440		17,705
Diluted	17,626		17,948

	Six Months Ended
Segment Information:	June 30,
	2014	2013
Revenues:
American Public Education, Inc.	$159,644		$164,765
Hondros College of Nursing	$14,372	$	NA
Income from operations before
interest income and income taxes:
American Public Education, Inc.	$31,079		$35,413
Hondros College of Nursing	$1,481	$	NA

CONTACT:
American Public Education, Inc.
Richard W. Sunderland, Jr., CPA, 304-885-5371
Executive Vice President and Chief Financial Officer
or
Christopher L. Symanoskie, 703-334-3880
Vice President, Investor Relations